Exhibit 10.1
AGREEMENT

                  This Agreement witnesses that the parties hereto, Terra Nova Financial Group, Inc., an Illinois corporation for itself, its subsidiaries and affiliate companies (collectively, "Terra Nova") and Michael G. Nolan, an individual ("Employee") do agree that:
                 WHEREAS, Terra Nova employs Employee, and;
                 WHEREAS, Terra Nova has determined to end Employee's employment, and;
                 WHEREAS Terra Nova and Employee wish to provide for an orderly transition in their affairs;
                 Now, therefore, in consideration of the mutual covenants contained herein, the parties do hereby contract and agree as follows:

1. Termination. The parties acknowledge and agree that Employee has ceased his responsibilities and authority as an employee of Terra Nova as of 30 November 2009, but that Terra Nova shall record in its books and records that Employee's last date of employment with Terra Nova is December 15, 2009 (the, "Separation Date").

2. Severance. Terra Nova shall provide Employee with semi-monthly payments over the course of the nine (9) months following the Separation Date which shall be equal to the amounts Employee would otherwise have received as base salary (at the rate of salary in effect at the Separation Date) had Employee not been terminated from employment with Terra Nova. Employee also will receive payment for accrued and unused vacation time in the approximate amount of 96 hours. Employee shall not otherwise receive any other amount for severance payment, benefit plan value or bonus unless such amounts are earned and payable prior to the end of Employee's employment with Terra Nova or otherwise set forth herein. All sums payable hereunder shall have deducted from them any appropriate taxes and other withholding. No severance amounts will be payable until Terra Nova receives a signed copy of this Agreement from Employee and any applicable revocation period has passed.

The parties acknowledge that the payments and benefits provided by Terra Nova to Employee hereunder are in excess of those which Terra Nova is or may be obligated to pay for any reason. The payment and/or offer of severance payments are not and shall not be construed as an admission of any liability on the part of Terra Nova. Any liability is expressly denied.

3. Benefits. In addition to the severance payments, Employee will retain eligibility for COBRA insurance coverage. Terra Nova shall pay the Employee's cost for continuing COBRA coverage for nine (9) months from the Separation Date if Employee elects COBRA coverage. Employee shall otherwise receive insurance benefits similar to those he received as an employee though the month of December 2009, but Employee's benefits under Terra Nova's other employee benefit plans, such as life insurance, 401(k) plan participation and so forth will terminate as of the Separation Date.

4. Employee Obligations. Employee shall provide a written resignation from Terra Nova's Board of Directors with effective date of 15 December 2009 in form and format substantially similar to that attached hereto as Exhibit A. Employee shall not disclose the amount or nature of the severance payments to any third party except for members of Employee's immediate family or any accountant or legal representative with a reasonable need to know to provide accounting or legal counseling to Employee or as required by law. Employee shall, upon Terra Nova's reasonable request, make himself reasonably available and provide information and assistance to Terra Nova by providing information and testimony relating to Employee's period of employment with Terra Nova, provided Terra Nova will use its reasonable best efforts to accommodate any scheduling issues Employee may have related to personal or business obligations and that Terra Nova is in compliance with its indemnification obligations hereunder.

For twelve months following the Separation Date Employee shall not within the borders of the continental United States: (a) solicit, induce or advise any client or customer of Terra Nova to end or reduce its business relationship with Terra Nova; (b) use any confidential or proprietary information of Terra Nova for any business or financial reason except to benefit Terra Nova or as otherwise allowed by Terra Nova in writing; (c) seek to convert any business opportunity learned or uncovered while employed by Terra Nova for Employee's own benefit or that of a third party; or, (d) solicit, induce or advise any employee of Terra Nova to leave Terra Nova's employment.

Employee shall continue to hold in confidence all confidential and proprietary information and trade secrets of Terra Nova in accordance with any agreements signed by Employee and all common law obligations. Employee acknowledges that all non-public information of Terra Nova regarding its products, operations and customers is a valuable asset of Terra Nova and that Employee's breach of the common law obligations to keep such information confidential would have a material detrimental effect on Terra Nova which would not be adequately compensable by money damages. For this reason, Employee agrees that Terra Nova may seek and obtain an injunction or other equitable relief in the event of a breach or threatened breach by Employee of Employee's obligation of confidentiality. This obligation of confidentiality is in addition to and not in place of or in limitation of any other obligations of confidentiality that Employee may owe Terra Nova whether under prior agreement or by operation of the common law.

Employee shall promptly return all Terra Nova owned items such as cell phones, computer equipment, and so on that may have been provided to Employee. Terra Nova shall be allowed to deduct the depreciated cost of such Terra Nova owned items that Employee fails or refuses to return from the severance payment otherwise due Employee. Terra Nova agrees to promptly return all personal property and files of Employee (including his Outlook contacts) to the extent that such files do not contain Terra Nova's proprietary or confidential information, and to reasonably cooperate with Employee to ensure that he may transfer his current cellular telephone number to his personal use.

5. Release. Employee on Employee's own behalf and on behalf of anyone claiming by, through or under Employee, hereby agrees and promises not to sue or otherwise initiate legal proceedings against, and further agrees to release and discharge Terra Nova, its divisions, subsidiaries, affiliates and/or other related entities and the past, present, and future shareholders, administrators, directors, officers, agents, employees, attorneys and assigns of each of them (hereinafter collectively referred to as the "Released Parties") with respect to any and all claims, rights, or causes of action that Employee has, has ever had or may ever have, whether currently known or unknown, against any of the Released Parties arising out of or relating to any act or omission of any nature or kind which arises prior to or on the date Employee executes this Agreement. This release includes but is not limited to claims, rights, or causes of action related in any way to Employee's employment, hiring, conditions of employment, termination from employment, or any other promises or obligations of any Released Party.

This release shall further include, but not be limited to, any claims, rights, or causes of action arising under any federal, state, or local law, regulation, or ordinance or the common law including but not limited to: (a) Title VII of the Civil Rights Act of 1964; (b) the Civil Rights Act of 1991; (c) the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act or otherwise, which prohibits age discrimination in employment; (d) the Americans with Disabilities Act; (e) ERISA; (f) the Family and Medical Leave Act of 1993; (g) the Illinois Human Rights Act; and any and all other federal, state, or local laws or regulations that in any way relate to the employment of individuals and/or prohibit employment discrimination in any form.

This release also includes, without limitation, a release by Employee of any related or unrelated wrongful discharge claims, contractual claims, tort claims, or any other actions of any nature. Further, this release includes, but is not limited to, all claims, rights, and causes of action that Employee does not know or suspect to exist in employee's favor at the time of the execution of this Agreement which, if known by Employee, might have affected Employee's decision to enter into this Agreement, and includes any and all claims, rights and causes of action, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden.

Employee represents that Employee has not filed or initiated any legal, equitable, administrative, or other proceedings against any of the Released Parties and that no such proceedings have been initiated against any of the Released Parties on Employee's behalf. Employee will not cause or encourage any legal, equitable, or other judicial proceeding to be maintained or instituted against any of the Released Parties except to enforce the terms of this Agreement or as otherwise explicitly allowed herein, and Employee will not participate in any manner in any such proceedings against any of the Released Parties, except as required by law. To the extent that Employee has or may have filed an action prior to entering into this Agreement which would otherwise be released by this Agreement, Employee will cause such action to be dismissed with prejudice.

The provisions of this Section are not intended to release, discharge, or extinguish any rights that Employee may have, based on Employee's employment through the Separation Date, to: (i) benefits under the Terra Nova 401(k) Retirement Plan; (ii) any outstanding warrants, stock options, or other equity grants, all of which shall continue to be governed by the terms of such grants; (iii) unemployment benefits, should Employee choose to apply for such benefits; (iv) enforce the terms of this Agreement; or, (v) indemnification under the law, applicable policies of insurance, or applicable charter or bylaws of Terra Nova. Employee represents and warrants that Employee is the sole owner of the actual and alleged claims, rights, causes of action, and other matters that are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation, or other legal entity; and that Employee has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained herein.

6. Non-Disparagement. Terra Nova shall, upon request, provide Employee with a neutral letter of reference addressed to potential future employers which shall be limited to verifying Employee's title, dates of employment and compensation, as may be applicable. Neither party shall willfully defame or disparage the other, nor shall Employee defame or disparage Terra Nova's management, services or products. Neither party shall be deemed to be in breach of this obligation by virtue of providing information in good faith to any third party as may be required by law or legal process. As an example, but not by way of limitation, neither party shall be deemed to be in default of this obligation by providing evidence, testimony or information in good faith before any Trier of fact or any magisterial official, or in response to discovery procedures for litigation, arbitration or mediation.

7. Indemnification. Terra Nova shall, as limited by the Illinois Business Corporation Act and other applicable laws, regulations, statutes and regulatory directives, indemnify Employee, including, without limitation, reimbursing him for any reasonable legal, travel, or other expenses incurred by him in connection with the investigation and defense of any actual or threatened claim, for any acts taken by him reasonably and in good faith pursuant to his role as an employee and officer of Terra Nova. In no event will Terra Nova indemnify or be liable to indemnify Employee under the terms of this Agreement if the cost, charge, fine or other expense for which Employee requests indemnification is the result of or arises out of any act or omission by Employee which constitutes fraud, self-dealing, bad faith, breach of fiduciary duty, willful or reckless breach of applicable law or regulation, or otherwise evinces that Employee did not undertake at least such a minimal reasonable level of care in his duties as would be reasonably expected from a person with his position and responsibilities at Terra Nova. This provision shall not be interpreted as limiting any other rights Employee may have to indemnification, whether under the law, applicable policies of insurance, the charter or bylaws of Terra Nova, or otherwise.

8. Breach. In the event either party breaches any term or provision of this Agreement, the breaching party agrees to indemnify the non-breaching party against all resulting loss, liability, costs and expenses, including but not limited to attorneys fees and court costs incurred by the non-breaching party due to such breach.

9. Re-employment Rights. To the extent such records are kept, Employee's personnel file maintained by Terra Nova shall indicate that Employee was not terminated "for cause" and will indicate that Employee is eligible for re-hire, though Employee shall have no right to re-employment or recall with Terra Nova and Employee shall not knowingly make application with Terra Nova in the future for any position.

10. Contractual Capacity. Employee acknowledges that Employee has entered into this Agreement knowingly and voluntarily. Employee acknowledges that Employee has read and understands this Agreement, that Terra Nova has encouraged Employee to seek assistance of independent legal counsel prior to executing this Agreement, and that Employee has been given at least twenty-one (21) days from receipt of this Agreement to review it prior to execution. This Agreement is revocable by Employee for seven (7) days following its signed submission from Employee to Terra Nova.

11. Miscellaneous.
                 A. Governing Law. This Agreement is to be governed and construed according to the laws of the state of Illinois, save for any choice of law or conflict of law provisions.
                 B. Complete Agreement. This Agreement forms the entire and complete understanding between the parties and it shall not be altered, amended or construed by any prior or contemporaneous oral or written communication, understanding or agreement.
                 C. Severability. Any clause, term or provision of this Agreement which is found by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason shall be deemed severed from the rest of this Agreement and shall not affect the continuing validity, legality or enforceability of the remaining provisions.
                 D. Retained Rights. Employee retains the right to file a charge with the U.S. Equal Employment Opportunity Commission ("EEOC") and participate in any investigation conducted by the EEOC. However, Employee agrees that Employee shall not obtain, and hereby waives Employee's right to any relief of any kind from such a charge or investigation.
                 E. Headings. The section headings and titles contained herein are for convenience only and do not constitute substantive provisions of this Agreement.
                 F. Assignment. Neither party may assign this agreement in whole or in part without prior written consent of the other party. Any attempted assignment lacking such prior consent shall be void. Terra Nova will require any successors or assigns, as defined below, to expressly assume and agree to perform the covenants in this Agreement in the same manner and to the same extent that Terra Nova would have been required to perform such covenants if no such succession or assignment had taken place. The term "successors or assigns" as used in the preceding sentence will mean a person or entity acquiring or otherwise succeeding to, directly or indirectly, all or substantially all the assets and business of Terra Nova, whether by merger, stock sale, asset sale, operation of law, or otherwise.

                 Dated this _____ day of December, 2009.

TERRA NOVA FINANCIAL GROUP, INC.	MICHAEL G. NOLAN

/s/ Bernay Box	/s/ Michael G. Nolan
Authorized Signature By: Bernay Box, Chief Executive Officer	Signature